CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment 42 to the Registration Statement on Form N-4, 333-91691 of RiverSource Retirement Advisor 4 Advantage® Variable Annuity/RiverSource Retirement Advisor 4 Select® Variable Annuity/RiverSource Retirement Advisor 4 Access ® Variable Annuity of our report dated April 21, 2015 relating to the financial statements of RiverSource Life Insurance Co. of New York and our report dated April 22, 2015 with respect to the financial statements of RiverSource of New York Variable Annuity Account, which appear in Post-Effective Amendment 4 to the Registration Statement on Form N-4, 333-186220. We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

April 27, 2015